Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-184343 and 333-184343-01

Information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus supplement dated October 22, 2012

Prospectus supplement

(To prospectus dated October 9, 2012)

Block Financial LLC

$

    % Notes due

Interest payable              and

Issue price:     %

Fully and unconditionally guaranteed by

H&R Block, Inc.

The notes will mature on                     ,         . We may redeem some or all of the notes at any time at the redemption price described in this prospectus supplement. If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders as described in this prospectus supplement. The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services (or, in either case if applicable, any Substitute Rating Agency (as defined herein)) downgrades (or subsequently upgrades) the debt rating assigned to the notes as described in this prospectus supplement. There is no sinking fund for the notes.

The notes will be unsecured obligations of Block Financial LLC and will rank equally with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed by H&R Block, Inc. The guarantee will rank equally with all of H&R Block, Inc.’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. The notes will be issued in registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in our notes involves risks. See “Risk factors” beginning on page S-7 of this prospectus supplement for more information.

	Per note	Total

Public offering price(1)%		$

Underwriting discount	%	$

Proceeds, before expenses, to Block Financial LLC	%	$

(1)	Plus accrued interest from October , 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream and Euroclear on or about October     , 2012.

Joint bookrunners

J.P. Morgan	Crédit Agricole CIB	SunTrust Robinson Humphrey	TD Securities

October     , 2012

Prospectus supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone else to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making offers to sell these notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

About this prospectus supplement

This prospectus supplement relates to a prospectus which is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the debt securities described in the accompanying prospectus. As allowed by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein, as well as the accompanying prospectus and any free writing prospectus. The accompanying prospectus provides you with a general description of the debt securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus. You should also read and carefully consider the information in the documents we have referred you to under the caption “Where you can find more information.” Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement and the accompanying prospectus, any free writing prospectus or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made under this prospectus supplement and the accompanying prospectus will, under any circumstances, imply that the information in this prospectus supplement and the accompanying prospectus is correct as of any date after the date of this prospectus supplement and the accompanying prospectus. Any information in subsequent filings that is inconsistent with this prospectus supplement and the accompanying prospectus will supersede the information in this prospectus supplement or the accompanying prospectus. You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus.

We have not, and the underwriters have not, authorized anyone else to provide you with any other information. We are not, and the underwriters are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

This prospectus supplement offers a series of notes to be issued by Block Financial LLC, a Delaware limited liability company. Block Financial LLC is also referred to as “Block Financial” in this prospectus supplement. The notes are fully and unconditionally guaranteed by H&R Block, Inc., a Missouri corporation. H&R Block, Inc. is also referred to as “H&R Block” in this prospectus supplement. Unless otherwise expressly stated herein or the context otherwise requires, references in this prospectus supplement to “us,” “we” or “our” are collectively to Block Financial and H&R Block.

S-ii

Where you can find more information

H&R Block files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. You may read and copy materials on file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding H&R Block. H&R Block’s SEC filings can also be found on its website (www.hrblock.com). However, the information on H&R Block’s website is not incorporated by reference in, and is not a part of, this prospectus supplement, the accompanying prospectus or H&R Block’s SEC filings.

We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document to which we refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

Incorporation by reference

The SEC allows us to “incorporate by reference” information that is filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The information that Block Financial or H&R Block file later with the SEC may update and supersede the information in this prospectus supplement and the accompanying prospectus and in the information we incorporate by reference. We incorporate by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and before the termination of the offering of the securities offered by this prospectus supplement and the accompanying prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012 (the “2012 Annual Report”);

•	H&R Block’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2012 (the “July 2012 10-Q”);

•

H&R Block’s Definitive Proxy Statement on Schedule 14A filed on July 31, 2012, as amended, but only to the extent that such information was incorporated by reference into H&R Block’s 2012 Annual Report; and

•

H&R Block’s Current Reports on Form 8-K filed on May 11, 2012, May 23, 2012, June 18, 2012, June 26, 2012, August 20, 2012, September 14, 2012, September 28, 2012 and October 9, 2012 (the “October 2012 8-K”).

S-iii

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits unless we specifically have incorporated those exhibits by reference in this prospectus supplement and the accompanying prospectus). Requests for such documents should be directed to H&R Block’s principal executive office, located at:

H&R Block, Inc.

One H&R Block Way

Kansas City, Missouri 64105

Attention: Corporate Secretary

Telephone: (816) 854-3000

S-iv

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of Securities Act and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variations of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include, among others, estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above.

All forward-looking statements speak only as of the date they are made, and they are not guarantees of future performance or events. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ adversely and materially from those anticipated by the forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	increased competition for tax preparation clients;

•	failure to comply with laws and regulations that protect our clients’ and employees’ personal and financial information;

•	security concerns related to our online financial services;

•	an interruption in or breach of our information systems;

•	the effect of government initiatives that simplify tax return preparation or expedite refunds;

•	new capital requirements for savings and loan holding companies (“SLHCs”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”);

•	compliance with extensive federal banking laws and regulations;

•	the effect of regulations promulgated by the Consumer Financial Protection Bureau;

•	the effect of significant delays in launching our tax service and product offerings;

•	our ability to hire, train and retain sufficient qualified seasonal tax personnel;

•	risks related to material litigations;

•	risks related to disruptions in the credit market and our ability to access liquidity;

•	risks related to difficult economic conditions;

•	the effects of the deterioration in credit quality of our loan portfolio primarily held by H&R Block Bank (“HRB Bank”);

S-v

•

risks related to the discontinued mortgage loan origination and servicing business of Sand Canyon Corporation, a subsidiary of ours, previously known as Option One Mortgage Corporation (including its subsidiaries, collectively, “SCC”), including contingent losses related to representation and warranty claims, indemnity claims and securitization transactions, H&R Block’s payment guarantees of certain limited claims against SCC and H&R Block’s potential liability to unpaid creditors of SCC if SCC were to become insolvent; and

•	risks related to our exploration, and any subsequent implementation, of alternatives to cease being an SLHC.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are described in H&R Block’s 2012 Annual Report, H&R Block’s July 2012 10-Q, H&R Block’s October 2012 8-K, the risk factors described under the caption “Risk factors,” as well as additional factors we may describe from time to time in other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as referenced in “Where you can find more information.” You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the performance, events or developments described in those statements or objectives and plans will occur. For these reasons, we caution you against relying on forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the date of this prospectus supplement, the accompanying prospectus or the relevant incorporated document, as the case may be, and, except as required by law, neither we nor the underwriters undertake any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes.

S-vi

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it does not contain all the information that may be important to you. For a more complete understanding of our business and this offering, you should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, including the risk factors described under the caption “Risk factors” and H&R Block’s consolidated financial statements and related notes.

H&R Block, Inc.

H&R Block is the direct or indirect parent to subsidiaries that principally provide tax preparation and financial services. H&R Block’s Tax Services segment provides assisted income tax return preparation, digital tax solutions and other services and products related to income tax return preparation to the general public primarily in the United States and its territories, and also in Canada and Australia. This segment also offers financial services including the H&R Block Prepaid Emerald MasterCard® (the “Emerald Card”) and Emerald Advance lines of credit through HRB Bank, along with other retail banking services. H&R Block’s Corporate operations include net interest margin and gains or losses relating to mortgage loans held for investment, real estate owned and residual interests in securitizations, along with interest expense on borrowings and other corporate expenses.

H&R Block was organized as a corporation in July 1955 under the laws of the State of Missouri. H&R Block’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. H&R Block’s telephone number is (816) 854-3000.

Block Financial LLC

Block Financial is an indirect wholly-owned subsidiary of H&R Block. Block Financial’s principal business activities include:

•	offering lines of credit and term loans to H&R Block’s tax preparation franchisees;

•	issuing commercial paper and corporate debt obligations and borrowing under its 2012 Credit Facility (as defined below) to finance our working capital needs; and

•	providing full-service banking operations through HRB Bank, its subsidiary.

Franchise Lines of Credit and Term Loans.    Block Financial offers to H&R Block’s tax preparation franchisees lines of credit and term loans under a program designed to better enable the franchisees to refinance existing business debt, finance the purchase of additional H&R Block franchises, expand or renovate offices or meet off-season cash flow needs. A franchise loan is secured by the H&R Block franchise and underlying business.

HRB Bank.    HRB Bank, our savings bank subsidiary, offers traditional consumer banking services, including checking and savings accounts, individual retirement accounts, certificates of deposit and prepaid debit card accounts. HRB Bank offers, through H&R Block retail tax offices, the Emerald Card, a stored value card with the H&R Block brand name, and the Emerald Advance Line of Credit, a unique revolving line of credit linked to the Emerald Card.

Block Financial was organized in May 1992 and was converted to a Delaware limited liability company in January 2008. Like H&R Block, Block Financial is an SLHC and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (“Federal Reserve”). Block Financial’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. Block Financial’s telephone number is (816) 854-3000.

Recent developments

2012 Credit Facility.    On August 17, 2012, Block Financial entered into a new five-year, $1.5 billion Credit and Guarantee Agreement (the “2012 Credit Facility”), among Block Financial, as borrower, H&R Block, as guarantor, the lenders that are party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent. The 2012 Credit Facility will expire on August 17, 2017, unless extended pursuant to its terms. The 2012 Credit Facility bears interest at an annual rate of LIBOR plus an applicable rate ranging from 0.750% to 1.45% or prime plus an applicable rate ranging from 0.000% to 0.450% (depending on the type of borrowing and H&R Block’s then current credit ratings) and includes an annual facility fee ranging from 0.125% to 0.300% of the committed amounts (also depending on H&R Block’s then current credit ratings). The 2012 Credit Facility is subject to various conditions, triggers, events or occurrences that could result in earlier termination and contains customary representations, warranties, covenants and events of default. For a more detailed discussion of the 2012 Credit Facility, see H&R Block’s Current Report on Form 8-K filed on August 20, 2012, which is incorporated by reference into this prospectus supplement.

Exploration of alternatives to cease being a SLHC.    Our subsidiary, HRB Bank, is a federal savings bank chartered under the Home Owner’s Loan Act of 1933, as amended. H&R Block, H&R Block Group, Inc. and Block Financial (“our Holding Companies”) are SLHCs because they control HRB Bank.

The Dodd-Frank Act requires the Federal Reserve to promulgate minimum capital requirements for SLHCs, including leverage and risk-based capital requirements that are no less stringent than those applicable to insured depository institutions at the time the Dodd-Frank Act was enacted. On June 7, 2012, the Federal Reserve issued a notice of proposed rulemaking on regulatory capital requirements, implementing changes required by the Dodd-Frank Act and aspects of the Basel III regulatory capital reforms, portions of which would apply to our Holding Companies (“Proposed Capital Rules”). The Office of the Comptroller of the Currency, which regulates HRB Bank, and the Federal Deposit Insurance Corporation joined the Federal Reserve in requesting comments on the Proposed Capital Rules, and on August 8, 2012, the comment period was extended until October 22, 2012. We intend to provide formal comments on the Proposed Capital Rules. It is currently unclear what the regulatory capital requirements for SLHCs will be and when such capital requirements will become effective.

In connection with its first examination of H&R Block, which we believe is close to completion, the Federal Reserve Bank of Kansas City (the “Reserve Bank”), H&R Block’s primary banking regulator, has requested that H&R Block include in its policies the guidance set forth in Supervisory Letter SR 09-4 (March 27, 2009) regarding the payment of dividends, stock redemptions and stock repurchases by bank holding companies. In Supervisory Letter SR 11-11 (July 21, 2011), the Federal Reserve described the supervisory approach it would use to examine SLHCs and directed examiners to apply the principles of SR 09-4 to SLHCs.

This guidance would require our Holding Companies to retain significant additional capital, even though HRB Bank has regulatory capital substantially above the “well capitalized” level. We have discussed our concerns with the Reserve Bank regarding the negative impact of such guidance and the Proposed Capital Rules. However, at this time, we do not foresee regulatory flexibility in this regard in light of the Federal Reserve’s views of the statutory requirements imposed under the Dodd-Frank Act. Accordingly, while our current belief is that dividends at current levels would continue to be permitted as long as HRB Bank remains well capitalized, the Federal Reserve will closely supervise and likely restrict other capital allocation decisions, including stock repurchases, acquisitions and other forms of strategic investment. We believe that such regulatory constraints are inconsistent with our strategic plans, operational needs and growth objectives.

We are in the process of evaluating alternative means of ceasing to be an SLHC, in which case we would no longer be subject to regulation by the Federal Reserve as an SLHC. In connection with that evaluation, we are exploring alternatives to continue to enhance our growth by delivering financial products and services to our customers.

Our evaluation of alternatives is in its early stages and therefore we cannot predict the timing, the circumstances, or the likelihood of us ceasing to be regulated as an SLHC, or whether cessation of SLHC status would have a material adverse effect on our business and results of operations.

The offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of notes” in this prospectus supplement and “Description of debt securities” in the accompanying prospectus. References in this summary to “we”, “us”, “our” or “the Company” are to Block Financial LLC only.

Issuer	Block Financial LLC, a Delaware limited liability company.

Guarantor	H&R Block, Inc., a Missouri corporation.

Notes offered	$ initial principal amount of % notes due , fully and unconditionally guaranteed by H&R Block.

Maturity date	, , unless earlier redeemed by us at our option.

Interest	Subject to “Interest rate adjustment” below, the notes will bear interest at the rate of % per annum from , 2012 or from the most recent interest payment date on which we paid or provided for interest on the notes until their principal is paid.

Interest payment dates	The and of each year, beginning , 2013 to holders of record at the close of business on the preceding and , respectively.

Interest rate adjustment	The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services (or, in either case if applicable, any Substitute Rating Agency (as defined herein)) downgrades or subsequently upgrades the debt rating assigned to the notes as described under “Description of notes—Interest rate adjustment.”

Optional redemption	At our option, we may redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes be redeemed or (b) a “make-whole” amount described herein, plus in either case accrued and unpaid interest to the redemption date. See “Description of notes—Optional redemption.”

In addition, at our option, we may redeem the notes, in whole or in part, at any time on or following , (the date falling six months prior to the maturity date) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Mandatory offer to repurchase

If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the repurchase date. See “Description of notes—Change of control triggering event.”

Ranking	The notes will be general unsecured obligations of Block Financial and will rank equal in right of payment, on a pari passu basis, with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by H&R Block. The guarantee will rank equal in right of payment, on a pari passu basis, with all of H&R Block’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. The notes and the guarantee will be effectively junior to any secured debt of Block Financial or H&R Block and effectively junior to liabilities of the subsidiaries of Block Financial or H&R Block (other than Block Financial), in each case as may be outstanding from time to time.

As of July 31, 2012, Block Financial and its subsidiaries had outstanding approximately $882.7 million of liabilities effectively ranking senior to the notes and approximately $999.0 million of indebtedness ranking pari passu with the notes. As of the same date, H&R Block (excluding Block Financial and its subsidiaries) had outstanding approximately $1.2 billion of liabilities effectively ranking senior to the guarantee of the notes and approximately $10.0 million of indebtedness ranking pari passu with the guarantee of the notes.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants will, among other things, restrict (in each case with certain exceptions) the ability of:

•

H&R Block and Block Financial to consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of the assets of H&R Block on a consolidated basis to any person; and

•	H&R Block and any of its subsidiaries to create or permit to exist liens.

Additional notes	We may, without the consent of holders, issue additional notes in the future on the same terms and conditions (except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby), provided that such additional notes are fungible with the notes for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any such additional notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

Denomination and form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository

Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Designated trustee	Deutsche Bank Trust Company Americas.

Governing law	The notes, the guarantee and the indenture will be governed by New York law.

Use of proceeds	The net proceeds to us from the sale of the notes offered hereby are expected to be approximately $ million, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds from this offering, or equivalent cash amounts, together with cash on hand, if required, to repurchase, tender, redeem or repay our 7.875% Senior Notes due 2013 (the “2013 Notes”) and, pending the application of the proceeds for such purpose, for general corporate purposes. See “Use of proceeds.”

Risk factors	Investing in our notes involves risks. See the “Risk factors” section of this prospectus supplement, the “Risk Factors” section of the accompanying prospectus, the “Risk Factors” section of H&R Block’s 2012 Annual Report, the “Risk Factors” section of H&R Block’s July 2012 10-Q and the risk factor contained in H&R Block’s October 2012 8-K, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in the notes.

Risk factors

Investing in our notes involves a risk of loss. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and in the “Risk Factors” section of H&R Block’s 2012 Annual Report, in the “Risk Factors” section of H&R Block’s July 2012 10-Q and in H&R Block’s October 2012 8-K, all of which are incorporated by reference herein, before making an investment decision with respect to the notes.

Risks relating to the notes

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control event that constitutes a Change of Control Triggering Event (as defined in this prospectus supplement), unless Block Financial has exercised its right to redeem the notes, each holder of notes will have the right to require it to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control Triggering Event occurs, there can be no assurance that Block Financial (or H&R Block as guarantor) would have sufficient financial resources available to satisfy the obligation to repurchase the notes. Block Financial’s failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of notes—Change of control triggering event.”

We may be unable to pay interest on or repay the notes; our subsidiaries will have no obligations to the holders of the notes and the liabilities of our subsidiaries will be effectively senior to the notes and the guarantee.

The notes will mature on                     ,         . In addition, Block Financial will be obligated to pay interest on the notes semiannually on             and              each year, beginning                     , 2013. On July 31, 2012, H&R Block and Block Financial (without duplication and excluding their respective subsidiaries) had an aggregate of approximately $1.0 billion of total indebtedness outstanding. Our ability to make interest payments on this debt will depend in part on our cash flow. Each of H&R Block and Block Financial is a holding company that operates through its subsidiaries. Our cash flow and, consequently, our ability to pay interest in cash and to service our debt, including the notes, will be dependent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make cash available for that purpose. In addition, there are various regulatory restrictions on the ability of our savings bank subsidiary, HRB Bank, to pay dividends or make other payments to us. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill their own direct obligations. As of July 31, 2012, H&R Block’s subsidiaries (other than Block Financial) had outstanding liabilities of approximately $1.7 billion. Our subsidiaries may incur additional liabilities. The liabilities of our subsidiaries (other than Block Financial) will be effectively senior to the notes and the guarantee.

The indenture governing the notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the notes.

The indenture governing the notes does not contain any financial covenants and contains only limited restrictive covenants. The indenture will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends and incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the notes would be structurally subordinate. Our ability to incur additional indebtedness and use our funds for a wide range of purposes may limit the funds available to pay our obligations under the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by two nationally recognized statistical rating organizations at issuance. These credit ratings are limited in scope and do not address all material risks related to an investment in the notes but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

No prior market exists for the notes and you cannot be sure that an active trading market will develop for those notes.

No public market exists for the notes and we cannot assure you as to the liquidity of any market that may develop for the notes, the ability of the holders to sell their notes or the price at which holders will be able to sell their notes. We do not intend to apply for listing of the notes on any securities exchange. Future trading prices of the notes will depend on many factors including, among other things, prevailing interest rates, our credit ratings, our operating results and the market for similar securities.

The underwriters have informed us that they intend to make a secondary market in the notes. They are not, however, obligated to do so, and they may discontinue any such market making activity at any time without notice to the holders of the notes. See “Underwriting.”

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees, subordinate claims in respect of guarantees and require noteholders to return payments received from guarantors.

The notes will be guaranteed by H&R Block. The issuance of the guarantee by H&R Block may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization proceeding or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of H&R Block, or if H&R Block were to voluntarily commence a bankruptcy, liquidation or reorganization case for itself. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce a guarantor’s guarantee, or subordinate such guarantee to such guarantor’s existing and future indebtedness. In addition, any payment by a guarantor pursuant to its guarantee could be avoided and required to be returned to such guarantor or to a fund for the benefit of such guarantor’s creditors. While the relevant laws may vary from state to state, a court might do so if it found that when a guarantor entered into its guarantee or, in some jurisdictions, when payments became due under such guarantee, such guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of the fraudulent transfer laws discussed above will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court may also avoid a guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. Under the law of Missouri, where H&R Block is organized, a court could also avoid a guarantee as fictitious indebtedness without regard to the above factors, if it found that a guarantor did not receive reasonably equivalent value or fair consideration in exchange for such guarantee or that such guarantor did not substantially benefit directly or indirectly from the issuance of such guarantee. A court would likely find that H&R Block did not receive reasonably equivalent value or fair consideration for such guarantee if H&R Block did not substantially benefit directly or indirectly from the issuance of the notes.

To the extent a court avoids the guarantee as a fraudulent transfer or holds the guarantee unenforceable for any other reason, you would no longer have a claim against H&R Block. Sufficient funds to repay the notes may not be available from other sources. In addition, a court might direct you to repay any amounts, including any interest, that you already received from H&R Block.

Selected financial data

Set forth below are selected consolidated financial data of H&R Block for the periods indicated. H&R Block’s selected consolidated financial data as of the end of, and for each year in, the three-year period ended April 30, 2012 have been derived from H&R Block’s audited consolidated financial statements.

The selected consolidated financial data for H&R Block as of and for the three months ended July 31, 2012 and 2011 are derived from H&R Block’s unaudited consolidated financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting only of normal, recurring items, necessary to present fairly the financial information for such periods. Due to the seasonal nature of our business, the results for the three months ended July 31, 2012 and 2011 are not indicative of the results of operations for a full fiscal year.

This table should be read in conjunction with H&R Block’s consolidated financial statements, including the related footnotes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in H&R Block’s 2012 Annual Report and in H&R Block’s July 2012 10-Q, which are incorporated by reference herein and available as described under “Incorporation by reference” and “Where you can find more information.” All periods presented have been reclassified to reflect the sale in November 2011 of RSM McGladrey, Inc., a national tax and consulting firm primarily serving mid-sized businesses, as discontinued operations.

	Fiscal years ended April 30,			Three months ended July 31,
Income statement data	2010	2011	2012	2011	2012

				(Unaudited)
	(In thousands, except per share data)
Revenues	$3,014,835	$2,944,980	$2,893,771	$100,623	$96,489

Net income (loss) from continuing operations	$455,123	$392,547	$345,968	$(119,155)	$(105,650)
Net income (loss)	$479,242	$406,110	$265,932	$(175,098)	$(107,441)
Basic earnings (loss) per share:
Net income from continuing operations	$1.37	$1.27	$1.16	$(0.39)	$(0.38)
Net income (loss)	$1.44	$1.31	$0.89	$(0.57)	$(0.39)
Diluted earnings (loss) per share:
Net income from continuing operations	$1.36	$1.27	$1.16	$(0.39)	$(0.38)
Net income (loss)	$1.43	$1.31	$0.89	$(0.57)	$(0.39)
Dividends per share(1)	$0.75	$0.45	$0.70	$0.15	$0.20

Balance sheet data	As of July 31, 2012

(In thousands, unaudited)
Cash and cash equivalents(2)	$939,871
Cash and cash equivalents—restricted	$43,109
Total assets	$3,594,277
Long term debt	$408,992
Stockholders’ equity	$845,673

(1)	Amounts represent dividends declared. In fiscal year 2010, the dividend payable in July 2010 was declared in April 2010.

(2)	Cash and cash equivalents includes $341.0 million cash held by HRB Bank. Distribution of that cash balance would be subject to regulatory approval and it is therefore not available for general corporate purposes. Additionally, cash and short-term investment balances of $107.5 million were held by our foreign subsidiaries. As stated in the 2012 Annual Report, we do not currently intend to repatriate any funds held by our foreign subsidiaries, and as such these funds are not available for general corporate purposes.

Capitalization

The following table sets forth cash and cash equivalents and the total consolidated capitalization of H&R Block as of July 31, 2012, on an actual basis and as adjusted to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds as described in “Use of proceeds.” This table should be read in conjunction with H&R Block’s consolidated financial statements and related notes contained in H&R Block’s July 2012 10-Q, which is incorporated by reference herein. See “Incorporation by reference.”

	As of July 31, 2012
	Actual	As adjusted

	(Unaudited, in thousands except share data)
Cash and cash equivalents(1)(2)	$939,871	$
Cash and cash equivalents—restricted	$43,109	$

Debt:
Current portion of long-term debt(2)	$600,642	$
Long-term debt(2)	$408,992	$
Other noncurrent liabilities	$362,215	$
Notes offered hereby	$—	$

Total debt	$1,371,849	$

Shareholders’ equity:
Convertible preferred stock, no par, stated value $0.01 per share	$—		$—
Common stock, no par, stated value $.01 per share, 800,000,000 shares authorized, 316,628,110 shares issued	$3,166		$3,166
Additional paid-in capital	$744,616		$744,616
Accumulated other comprehensive income	$7,350		$7,350
Retained earnings	$955,873		$955,873
Less treasury shares, at cost	$(865,332)		$(865,332)

Total shareholders’ equity	$845,673		$845,673

Total capitalization	$2,217,522	$

(1)	Cash and cash equivalents includes $341.0 million cash held by HRB Bank. Distribution of that cash balance would be subject to regulatory approval and it is therefore not available for general corporate purposes. Cash and short-term investment balances of $107.5 million were held by our foreign subsidiaries. As stated in the 2012 Annual Report, we do not currently intend to repatriate any funds held by our foreign subsidiaries, and as such these funds are not available for general corporate purposes.

(2)	Assumes $ million principal amount of the 2013 Notes is repaid at par with the net proceeds of the offering of $ million and cash on hand of $ million. For purposes of the table above, no effect is given to any other premium, fees or interest charges payable with respect to any repurchase, tender, redemption or repayment relating to the 2013 Notes.

Use of proceeds

The net proceeds to us from the sale of the notes offered hereby are expected to be approximately $         million, after deducting the underwriting discount and our estimated offering expenses.

We intend to use the net proceeds from this offering, or equivalent cash amounts, together with cash on hand, if required, to repurchase, tender, redeem or repay the 2013 Notes and, pending the application of the proceeds for such purpose, for general corporate purposes.

Description of notes

The     % notes due          are to be issued under an indenture dated as of October 20, 1997 originally among Block Financial, H&R Block and Deutsche Bank Trust Company Americas (as successor to Bankers Trust Company), as trustee, as supplemented. The following summarizes certain provisions of the notes and the indenture. A copy of the indenture is an exhibit to the registration statement of which the accompanying prospectus is a part. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions of certain terms. Capitalized terms used in this “Description of notes” and not otherwise defined have the meanings attributed to them in the accompanying prospectus.

The following description of the particular terms of the notes supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities and the indenture set forth in the accompanying prospectus.

References in this “Description of notes” to “we”, “us”, “our” or “the Company” are to Block Financial LLC only.

General

The notes will initially be limited to $         aggregate principal amount and will mature on                     ,         . Subject to “Interest rate adjustment” below, the notes will bear interest at the rate of     % per annum from                     , 2012 or from the most recent interest payment date on which we paid or provided for interest on the notes until their principal is paid. We will pay interest semi-annually on              and              of each year, commencing                     , 2013, to the registered holders at the close of business on the preceding              or             , whether or not a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date is not a business day, payment will be made on the next business day and no additional interest will accrue.

Issuance of additional notes

We may, without the consent of the holders, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions (except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby), provided that such additional notes are fungible with the notes for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture. There is no limitation on the amount of other debt securities we may issue under the indenture.

Ranking

The notes will be general unsecured obligations of Block Financial and will rank equal in right of payment, on a pari passu basis, with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by H&R Block. The guarantee will rank equal in right of payment, on a pari passu basis, with all of H&R Block’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. See “Description of Debt Securities—Guarantees” in the accompanying prospectus. The notes and the guarantee will be effectively junior to any secured debt of Block Financial or H&R Block, and effectively junior to liabilities of the subsidiaries of Block Financial or H&R Block (other than Block Financial), in each case as may be outstanding from time to time.

Optional redemption

We may, at our option, redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date, or

•

the sum of the present values of the remaining principal amount and scheduled payments of interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus          basis points plus accrued and unpaid interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC, or its affiliates, and their respective successors, (2) one primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”) selected by each of Crédit Agricole Securities (USA) Inc., SunTrust Robinson Humphrey, Inc. and TD Securities (USA) LLC and their respective successors, and (3) any other Primary Treasury Dealer selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

In addition, at our option, we may redeem the notes, in whole or in part, at any time on or following                     ,          (the date falling six months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Notices of redemption may not be conditional. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

We understand that under DTC’s current practice, if we elect to redeem less than all of the notes, DTC would determine by lot the notes to be redeemed. If at the time of a partial redemption, individual notes have been issued in definitive form, the trustee will select in a fair and appropriate manner the notes to be redeemed.

Change of control triggering event

If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our right to redeem the notes as described under “—Optional redemption” above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will mail a notice to the holders of the notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee for cancellation the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

Unless we default in the Change of Control Payment, on and after the Change of Control Payment Date, interest will stop accruing on the notes or portions of the notes tendered for repurchase pursuant to the Change of Control Offer.

For purposes of the foregoing discussion of a repurchase at the option of holders of notes upon the occurrence of a Change of Control Triggering Event and for “Interest rate adjustment” and “Limitation on liens” below, the following definitions are applicable:

“Below Investment Grade Rating Event” means the ratings on the notes are lowered by each of the Rating Agencies and the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee or us in writing at its or our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of H&R Block’s properties or assets and of its subsidiaries’ properties or assets taken as a whole to any Person or group of related “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (a “Group”) other than Block Financial or H&R Block or one of their subsidiaries or a holding company satisfying the conditions of the proviso below;

(b) the adoption of a plan relating to the liquidation or dissolution of H&R Block;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group (other than Block Financial or H&R Block or one of their subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of H&R Block’s or Block Financial’s Voting Stock, or

(d) the first day on which a majority of the members of the board of directors of H&R Block are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (1) H&R Block becomes a direct or indirect wholly owned subsidiary of a holding company or transfers all or substantially all of its assets to a holding company and (2) immediately following that transaction, (A) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Voting Stock of H&R Block immediately prior to that transaction or (B) no Person or Group is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the board of directors of H&R Block who (1) was a member of the board of directors of H&R Block on the date of the issuance of the notes or (2) was nominated for election, elected or appointed to the H&R Block board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors of H&R Block at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by H&R Block (as certified by a resolution of its board of directors) as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

Interest rate adjustment

The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P (each as defined above) (or, in either case if applicable, any Substitute Rating Agency (as defined below)) downgrades or subsequently upgrades the debt rating assigned to the notes, as set forth below.

If the rating from Moody’s (or any applicable Substitute Rating Agency) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P (or any applicable Substitute Rating Agency) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P (or any applicable Substitute Rating Agency), as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s (or any applicable Substitute Rating Agency) subsequently increases its rating of the notes to Baa3 or higher and S&P (or any applicable Substitute Rating Agency) increases its rating to BBB- or higher (or, in either case if applicable the equivalent rating of any Substitute Rating Agency) the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or any applicable Substitute Rating Agency), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

If either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of the notes and a Substitute Rating Agency is not obtained as provided below, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes shall be made solely as a result of either Moody’s or S&P (or any applicable Substitute Rating Agency) ceasing to provide a rating. If none of Moody’s, S&P or any Substitute Rating Agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

If at any time either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of the notes for reasons outside of our control, we may, at our option, obtain a rating of the notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the notes (such organization, as certified by us in writing to the Trustee, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last such rating agency to provide a rating of the notes but which has since ceased to provide such rating until such time, if any, as such rating agency resumes providing a rating of the notes, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s, S&P or any prior Substitute Rating Agency (if applicable), as the case may be, in such table and for any other purpose described in this section and (c) the interest rate on the notes will increase, decrease or remain unchanged, as the case may be, as described above to reflect any change in the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) compared to the prior percentage, if any, corresponding to the rating agency for which the Substitute Rating Agency has been substituted. If Moody’s or S&P either ceases to provide a rating of the notes for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate of the notes shall be determined in the manner described above as if either only one or no rating agency provides a rating of the notes, as the case may be.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

The interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) (or any applicable Substitute Rating Agency) if the notes become rated Baa1 and BBB+ or higher by Moody’s and S&P, respectively (or, in either case if applicable, the equivalent rating of any Substitute Rating Agency) (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of the rating agencies.

Limitation on liens

H&R Block may not, and may not permit any of its Subsidiaries (as defined below) to create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) or any stock or Indebtedness (as defined below) of a Restricted Subsidiary, whether owned on the date of issuance of the notes or thereafter acquired, to secure any obligation, unless H&R Block contemporaneously secures the notes equally and ratably with (or prior to) that obligation. The preceding sentence will not require H&R Block to secure the notes if the Lien consists of the following:

•	Permitted Liens (as defined below); or

•

Liens securing Indebtedness if, after giving pro forma effect to the incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, all Indebtedness of H&R Block and its subsidiaries secured by Liens on any Principal Property (other than Permitted Liens), at the time of determination does not exceed the greater of $250 million or 15% of the total consolidated stockholders’ equity of H&R Block as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of H&R Block.

Under the indenture, “Permitted Liens” of any Person are defined as—

(a) pledges or deposits by that Person under worker’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, trade contracts, tenders, contracts (other than for the payment of Indebtedness) or leases to which that Person is a party, or deposits to secure public or statutory obligations of that Person or deposits of cash or bonds to secure performance, surety or appeal bonds to which that Person is a party or which are otherwise required of that Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, repairmens’, vendors’, workmen’s, operators’, factors and mechanics liens, in each case for sums not yet delinquent by more than 30 days or being contested in good faith by appropriate proceedings;

(c) Liens for taxes, assessments and other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings;

(d) survey exceptions, encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of that Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely detract from the value of the affected properties or materially interfere with the ordinary course of business of that Person;

(e) Liens existing on or provided for under the terms of agreements existing on the date the notes are issued;

(f) Liens on property at the time H&R Block or any of its Subsidiaries acquired the property or the entity owning the property; however, any such Lien may not extend to any other property owned by H&R Block or any of its Subsidiaries;

(g) Liens on any Principal Property, or any shares of stock or Indebtedness of any Subsidiary, that H&R Block or any Subsidiary acquires after the date of the indenture that are created contemporaneously with such acquisition, or within 24 months after the acquisition, to secure or provide for the payment or financing of any part of the purchase price;

(h) Liens and transfers arising from, or in connection with, any securitization, sale or other transfer, or any financing, involving loans, servicing assets, securities, receivables or other financial assets (or, in each case, portions thereof, or participations therein) and/or, in each case, related rights and interests;

(i) Liens securing a Hedging Obligation (as defined in the Indenture) so long as such Hedging Obligation is of the type customarily entered into for the purpose of limiting risk;

(j) Liens on property securing Indebtedness of H&R Block or any of its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing that property or assets used in connection with that property;

(k) Liens securing intercompany Indebtedness and obligations (including under repurchase agreements or other similar obligations) owed to H&R Block or a wholly owned subsidiary of H&R Block;

(l) Liens on any property to secure Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

(m) Liens required by any contract, statute, regulation or order in order to permit H&R Block or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by H&R Block or any of its Subsidiaries to the United States or any State thereof or any department, agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order;

(n) Liens securing Indebtedness of joint ventures in which H&R Block or a Subsidiary has an interest to the extent the Liens are on property or assets of those joint ventures;

(o) Liens arising in connection with payables to brokers and dealers in the ordinary course of business;

(p) Liens arising in connection with deposits and other liabilities incurred by banking and/or other financial services or cash management activities in the ordinary course of business;

(q) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to bank accounts maintained by H&R Block and its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained; provided that, unless the Liens are non-consensual and arise by operation of law, the Liens shall not secure (either directly or indirectly) the repayment of any Indebtedness;

(r) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of H&R Block or any of its Subsidiaries;

(s) legal or equitable Liens deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment lien or attachment lien in aid of execution on a judgment);

(t) any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted upon such Person’s actual knowledge thereof, unless the attachment giving rise to the Lien will not, within 60 days after the entry thereof, have been discharged or fully bonded or will not have been discharged within 60 days after the termination of any such bond;

(u) any judgment Lien, unless the judgment it secures will not, within 60 days after the entry of the judgment, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within 60 days after the expiration of any such stay;

(v) Liens to banks or other financial institutions arising from the issuance of letters of credit issued by those banks or other financial institutions;

(w) rights of a common owner of any interest in property held by that Person;

(x) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect H&R Block and its Subsidiaries taken as a whole;

(y) Liens securing Indebtedness in an aggregate outstanding principal amount not to exceed $300,000,000 on (i) the property located at 1301 Main Street, Kansas City, Missouri, together with all adjacent properties, including, without limitation, parking structures, owned by H&R Block and its subsidiaries and (ii) all rights, incentives, benefits and other interests related thereto, including air rights, development rights and tax incentives; and

(z) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any obligation secured by any Lien referred to in the foregoing clauses (e) through (n); provided, however, that:

(i) the new Lien must be limited to all or part of the same property that secured the original Lien (plus improvements on the property), and

(ii) the Indebtedness secured by the Lien at such time is not increased to any amount greater than the sum of:

(A) the outstanding principal amount or, if greater, committed amount of the obligations described under clauses (e) through (n) at the time the original Lien became a Permitted Lien under the indenture, and

(B) an amount necessary to pay any fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement.

Under the indenture, the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

Under the indenture, the term “Principal Property” means, as of any date of determination, any property or assets owned by H&R Block or any Subsidiary other than any such property or assets which, in the good faith opinion of H&R Block’s board of directors, are not of material importance to the business conducted by H&R Block and its Subsidiaries taken as a whole; it being understood and agreed that in no event will the term “Principal Property” include any ownership interests in, or any property or assets of, HRB Bank or any entity whose activities are reported as discontinued operations.

Under the indenture, the term “Restricted Subsidiary” means a Subsidiary of H&R Block which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more Subsidiaries or H&R Block, own or lease a Principal Property.

Under the indenture, the term “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

Under the indenture, the term “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

•	the principal of Indebtedness of such Person for borrowed money;

•	the principal of obligations of that Person evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations of that Person that are required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles;

•	all obligations of that Person to pay the deferred and unpaid purchase price of property or services other than Trade Payables (as defined in the indenture);

•

all obligations of that Person in respect of letters of credit, banker’s acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations listed in the preceding four bullet points) entered into in the ordinary course of business, if the letters of credit are not drawn upon or, to the extent drawn upon, the drawing is reimbursed within three business days after a demand for reimbursement has been made;

•	the amount of all obligations of that Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (as defined in the indenture), other than accrued dividends;

•

all Indebtedness of other Persons secured by a Lien on any asset of that Person, whether or not the Indebtedness is assumed by that Person; provided, however, that the amount of the Indebtedness will be the lesser of:

•	the fair market value of the asset at the date of determination; and

•	the amount of the Indebtedness of the other Persons; and

•	all Indebtedness of other Persons to the extent Guaranteed (as defined in the Indenture) by that Person.

Consolidation, merger and sale of assets

Neither H&R Block nor Block Financial may consolidate with or merge with or into any Person, or convey, transfer or lease all or substantially all the assets of H&R Block on a consolidated basis to any Person (other than H&R Block or any subsidiary), unless the following conditions have been satisfied:

•

either (1) H&R Block or Block Financial is the continuing Person in the case of a consolidation or merger or (2) the resulting, surviving or transferee Person if other than H&R Block or Block Financial (the “successor company”) is a Person organized and existing under the laws of the United States, any State, or the District of Columbia and expressly assumes all of the obligations of H&R Block or Block Financial, as applicable, under the notes and the indenture;

•

immediately after giving effect to the transaction (and treating any Indebtedness that becomes an obligation of the successor company or any Subsidiary of H&R Block as a result of the transaction as having been incurred by the successor company or the Subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

•	H&R Block has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture.

Events of default and remedies

The notes will contain the following events of default:

•	default in the payment of any installment of interest on the notes as and when the same becomes due and payable and continuance of the default for a period of 30 days;

•

default in the payment of principal or premium, if any, with respect to the notes as and when the same becomes due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise;

•	default in the payment of any sinking fund payment with respect to the notes as and when the same becomes due and payable;

•	failure on the part of H&R Block to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

•

failure on the part of H&R Block or us duly to observe or perform any of our other covenants or agreements with respect to the notes, which failure continues for a period of 60 days after the date on which the trustee or the holders of at least 25% of the then outstanding principal amount of the notes provide written notice specifying the failure and requiring H&R Block or us to remedy the same;

•

Indebtedness of H&R Block or any Subsidiaries is not paid within any applicable grace period after final maturity or is accelerated by the holders of the Indebtedness because of a default, but only if the total amount of the Indebtedness unpaid or accelerated exceeds $100 million or the United States dollar equivalent at the time and the default remains uncured or the acceleration is not rescinded for 10 days after the date on which the trustee or the holders of at least 25% of the then outstanding principal amount of the notes provide written notice specifying the failure and requiring H&R Block to remedy the same;

•	Block Financial, H&R Block or any of its Restricted Subsidiaries (as defined below):

•	commence a voluntary case or proceeding or files any petition seeking relief under Title 11 of the United States Code or any other Federal or State bankruptcy, insolvency or similar law;

•	consent to or fail to controvert within the time and in the manner prescribed by law any such proceeding or the filing of any such petition;

•

apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for us, H&R Block or any of its Restricted Subsidiaries or for a substantial part of its property;

•	file an answer admitting the material allegations of a petition filed against it in any such proceeding,

•	make a general assignment for the benefit of creditors;

•	admit in writing its inability or fail generally to pay its debts as they become due;

•	take corporate action for the purpose of effecting any of the foregoing; or

•	take any comparable action under any foreign laws relating to insolvency

•	a court of competent jurisdiction enters an order or decree for:

•	relief in respect of Block Financial, H&R Block or any of its Restricted Subsidiaries under Title 11 of the United States Code or any other Federal or State bankruptcy, insolvency or similar law;

•

the appointment of a receiver, trustee, custodian, sequestrator or similar official for Block Financial, H&R Block or any of its Restricted Subsidiaries or for a substantial part of any of their property (except any decree or order appointing such official of any Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Subsidiary or Subsidiaries of H&R Block or to H&R Block);

•

the winding-up or liquidation of Block Financial, H&R Block or any of its Restricted Subsidiaries (except any decree or order approving or ordering the winding up or liquidation of the affairs of a Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Subsidiary or Subsidiaries of H&R Block or to H&R Block); or

•	any similar relief is granted under any foreign laws

and the order or decree remains unstayed and in effect for 60 consecutive days.

It is understood and agreed that no action, activity, event, order, decree or relief described in either of the two immediately preceding events of default that relates solely to any ownership interests in, or any property or assets of, HRB Bank or any entity whose activities are reported as discontinued operations will constitute an event of default.

If an event of default occurs and is continuing with respect to the notes, unless the principal and interest of the notes have already become due and payable, either the trustee or the holders of at least 25% of the then outstanding principal amount of the notes may declare the principal of and interest on all the debt securities of that series due and payable immediately.

The holders of a majority in principal amount of the notes by notice to the trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree already rendered and if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. Upon any such rescission, the parties shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the parties shall continue as though no proceeding had been taken.

If an event of default occurs and is continuing, the trustee may:

•	institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the notes or the indenture;

•	prosecute any such action or proceeding to judgment or final decree; and

•	enforce any such judgment or final decree against us or any other obligor on the notes.

In addition, if any proceedings for the bankruptcy or insolvency of us or any other obligor on the notes is pending, or if a receiver, trustee, or similar official is appointed for its property, the trustee may file and prove a claim for the whole amount of principal, premium and interest owing and unpaid with respect to the notes.

The holders of a majority in aggregate principal amount of the notes at the time outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes; provided, however, that such direction shall not be otherwise than in accordance with law and the provisions of the indenture, and that subject to the certain provisions in the indenture regarding duties and responsibilities of the trustee, the trustee shall have the right to decline to follow any such direction if the trustee being advised by counsel shall determine that the action so directed may not lawfully be taken, or if the trustee shall by a responsible officer or officers determine that the action so directed would involve it in personal liability or would be unjustly prejudicial to holders of notes not taking part in such direction; and provided further, however, that nothing contained in the indenture shall impair the right of the trustee to take any action deemed proper by the trustee and which is not inconsistent with such direction by such holders.

No holder of any notes will have any right to institute any action or proceeding upon or under or with respect to the indenture, for the appointment of a receiver or trustee, or for any other remedy, unless:

•	the holder previously has given written notice to the trustee that an event of default with respect to the notes has occurred and is continuing;

•

the holders of at least 25% of the outstanding principal amount of the notes requested the trustee to institute such action or proceeding with respect to the event of default and have offered to the trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred by it in connection with the action or proceeding; and

•

the trustee, for 60 days after its receipt of the above notice, request, and offer of indemnity has failed to institute the action or proceeding and no direction inconsistent with the written request has been given to the trustee pursuant to the provisions of the indenture.

Prior to the acceleration of the maturity of the notes, the holders of a majority of the outstanding principal amount of the notes may, on behalf of the holders of all notes, waive any past default or event of default and its consequences, except:

•	a default in the payment of the principal, premium, if any, or interest with respect to the notes; or

•	a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected thereby.

In case of any waiver, the default will cease to exist, any event of default arising therefrom will be deemed to have been cured for all purposes, and we, the trustee and the holders of the notes will be restored to our former positions and rights under the indenture.

Within 90 days after the occurrence of a default known to the trustee with respect to the notes, the trustee will give to the holders of the notes notice of all defaults with respect to the notes that are known to it, unless the defaults have been cured or waived before the giving of the notice. However, except in the case of default in the payment of principal, premium, or interest with respect to the notes or in the making of any sinking fund payment with respect to the notes, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the notes.

Sinking fund

There will be no sinking fund payments for the notes.

Satisfaction and discharge of the indenture; defeasance

The notes are subject to Block Financial’s satisfaction and discharge, legal defeasance and covenant defeasance options as set forth under “Description of Debt Securities—Satisfaction and Discharge of the Indenture; Defeasance” in the accompanying prospectus.

Additional terms

The officers’ certificate setting forth the terms of the notes will provide that:

•	the maintenance of properties covenant contained in the indenture will not be applicable to the notes and

•

upon a covenant defeasance as described in the accompanying prospectus, Block Financial and H&R Block’s obligations under the existence, payment of taxes, limitation on liens and ownership of Block Financial covenants will terminate.

For additional important information about the notes, see “Description of debt securities” in the accompanying prospectus and the indenture.

It is understood and agreed that references in the indenture to the “board of directors” of Block Financial are understood to refer to its sole manager or any other individual, group or entity that carries out an equivalent role of a board of directors in the future.

Book-entry delivery and settlement

Global notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC. The information about DTC can be found at www.dtcc.com. However, the information on www.dtcc.com is not a part of this prospectus supplement.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section (Commission de Surveillance du Secteur Financier). Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is unwilling or unable to continue to act as a depositary for such global note or ceases to be eligible or in good standing as a clearing agency registered under the Securities Exchange Act of 1934 or the applicable statute, rule or regulation, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Concerning the trustee

We intend to appoint Deutsche Bank Trust Company Americas as the trustee for the notes under the indenture and as registrar, paying agent, transfer agent and authenticating agent with respect to the notes.

U.S. federal income tax considerations

This section summarizes certain U.S. federal income tax consequences of the purchase, ownership and disposition of notes. This summary deals only with notes that are held as capital assets and is applicable only to original purchasers of notes who purchased the notes in this offering at the public offering price set forth on the front cover of this prospectus supplement.

As used herein, a “U.S. Holder” is any beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

A “Non-U.S. Holder” is any individual, corporation, trust or estate that is a beneficial owner of a note and is not a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of the notes.

This summary does not describe all of the U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of notes by a prospective holder in light of that investor’s particular circumstances. For example, this summary does not address tax considerations to holders who may be subject to special tax treatment, such as dealers in securities or currencies; brokers; financial institutions or “financial service entities;” tax-exempt entities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; insurance companies; retirement plans; former citizens or long-term residents of the United States; partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such entities; persons holding notes as part of a straddle, hedging, integrated, constructive sale or conversion transaction; and U.S. Holders whose “functional currency” is not the U.S. dollar. In addition, this summary does not address alternative minimum taxes, the 3.8% Medicare tax on certain investment income, any state, local or foreign taxes or any U.S. federal tax law other than income tax law (such as estate taxes).

This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. holders

Effect of certain contingencies

In certain circumstances, we are required to make payments on the notes in addition to stated principal and stated fixed interest. We intend to take the position that the possibility of any such payment does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, the Internal Revenue Service (“IRS”) may take a different position, which could require a U.S. Holder to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event such a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. The remainder of this discussion assumes the notes are not treated as contingent payment debt instruments. You are urged to consult your own tax advisor concerning the potential application of the Treasury regulations pertaining to contingent payment debt instruments and the consequences thereof.

Stated interest on the notes

You will be required to recognize as ordinary income any stated interest on the notes when paid or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, exchange or other taxable disposition of the notes

You generally will recognize gain or loss upon a sale, exchange, retirement (including a redemption) or other taxable disposition of a note in an amount equal to the difference, if any, between the amount realized upon the sale, exchange, retirement or other taxable disposition and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note, excluding any amount in respect of accrued and unpaid stated interest, which will be taxed as ordinary income to the extent not previously so taxed. Your adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note. Generally, any gain or loss will be capital gain or loss. If you are an individual or other taxpayer that is not a corporation for U.S. federal income tax purposes and have held the note for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses is subject to certain limitations.

Non-U.S holders

U.S. federal withholding tax

Subject to the discussions below concerning backup withholding and recent legislation, U.S. federal withholding tax will not apply to any payment to you of principal of the notes or, under the “portfolio interest” exception of the Code, interest on the notes, if such interest is not effectively connected with the conduct by you of a U.S. trade or business and:

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of H&R Block Group, Inc.’s voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to H&R Block Group, Inc. through sufficient stock ownership (as provided in the Code);

•	you are not a bank described in Section 881(c)(3)(A) of the Code; and

•

the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person and (a) you provide to the applicable withholding agent your name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person, or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied in each case, prior to the payment.

Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, if required by an applicable tax treaty, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax if you satisfy certain certification requirements (discussed below), but instead are subject to U.S. federal income tax, as described below.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct by you of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduced rate of withholding. In order to claim any exemption from or reduction in the 30% withholding tax, you should provide to the applicable withholding agent a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. federal income tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is also attributable to a U.S. permanent establishment maintained by you), you will be subject to U.S. federal income tax (but not withholding tax assuming a properly executed IRS Form W-8ECI (or suitable substitute form) is provided to the applicable withholding agent) on such interest on a net income basis in generally the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, in certain circumstances you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Subject to the discussion below on backup withholding and recent legislation, any gain realized from (or accrued interest treated as received in connection with) the disposition of a note will generally not be subject to U.S. federal income tax or withholding tax unless:

•

in the case of disposition proceeds representing accrued interest you cannot satisfy the requirements of the “portfolio interest” exception described above or are not eligible for a complete exemption under an applicable tax treaty;

•

such gain or accrued interest is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is also attributable to a U.S. permanent establishment maintained by you) (in which case you will be subject to U.S. federal income tax on such gain or accrued interest on a net income basis in generally the same manner as if you were a U.S. person and, if you are a foreign corporation, in certain circumstances you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax); or

•

in the case of gain, you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case, except as otherwise provided by an applicable tax treaty, the gain, which may be offset by certain United States source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Internal Revenue Code.

Backup withholding and information reporting

U.S. holders

In general, unless you are an exempt recipient, such as a corporation, information reporting requirements will apply to certain payments of principal and interest (including any other amounts treated as interest, if any) paid on notes and the gross proceeds of sale or other disposition (including a retirement or redemption) of a note.

Backup withholding tax will generally apply at the applicable rate (currently 28%) with respect to payments of interest (including any other amounts treated as interest, if any) on a note and the gross proceeds of sale or other disposition (including a retirement or redemption) of a note if a U.S. Holder, among other things, fails to furnish an accurate taxpayer identification number (“TIN”) or fails to properly report all interest or dividends required to be shown on his, her or its U.S. federal income tax return. A U.S. Holder who does not provide his, her, or its correct TIN may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts so withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided you timely furnish the required information to the IRS.

Non-U.S. holders

Unless you are an exempt recipient, such as a corporation, interest payments on the notes may be subject to information reporting and may also be subject to backup withholding at the applicable rate if you fail to comply with applicable information reporting or backup withholding certification requirements. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the information reporting and backup withholding tax as well. However, even if you satisfy these certification requirements, the applicable withholding agent may be required to report to the IRS and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding (currently at a rate of 28%). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that you are not a U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are not a U.S. person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are a U.S. person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts so withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided you timely furnish the required information to the IRS.

Recent legislation

In addition to withholding taxes discussed above, a withholding tax of 30% will be imposed on payments to certain foreign entities (including, in some instances, where the foreign entity is acting as an intermediary) of interest on debt instruments (after December 31, 2013) and the gross proceeds of dispositions of debt instruments (after December 31, 2014), unless various U.S. information reporting and due diligence requirements generally relating to U.S. owners of and account holders with those entities have been satisfied. These new requirements are different from, and in addition to, the beneficial owner certification requirements described above. These new withholding rules generally are only effective for debt instruments issued after March 18, 2012. However, under recently issued proposed Treasury regulations, these new withholding rules generally would not apply to debt instruments that are issued by January 1, 2013. Thus, under these proposed Treasury regulations, these new withholding rules generally would not apply to the notes unless the notes are modified and deemed reissued after January 1, 2013. However, there can be no assurance as to whether or not these proposed Treasury regulations will be adopted in final form and, if so adopted, what form the proposed Treasury regulations will take. Prospective investors should consult their tax advisors regarding the possible implications of this legislation on their investment in the notes.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below (the “underwriters”), for whom J.P. Morgan Securities LLC is acting as representative (the “representative”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of notes set forth opposite their names below:

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$
Crédit Agricole Securities (USA) Inc.
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. We estimate that we will pay approximately $1,447,000 for expenses, excluding underwriting discounts, allocable to the offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by Block Financial LLC

Per % note due	$

We have agreed for a period from the date of this prospectus supplement through and including the issue date of the notes, without the prior written consent of the representatives, not to offer, sell, contract to sell or otherwise dispose of any debt securities that are issued or guaranteed by us and that have a tenor of more than one year.

The notes are new issues of securities with no established trading market. The underwriters have informed us that they intend to make a secondary market in the notes. However, they are not obligated to do so, and they may discontinue any such market making activity at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. An affiliate of J.P. Morgan Securities LLC is the administrative agent and a lender, J.P. Morgan Securities LLC is a joint lead arranger and joint book manager, an affiliate of Crédit Agricole Securities (USA) Inc. is a joint lead arranger, joint book manager, agent and lender, SunTrust Robinson Humphrey, Inc. is a joint lead arranger and joint book manager, an affiliate of SunTrust Robinson Humphrey, Inc. is an agent and lender, TD Securities (USA) LLC is a joint lead arranger and joint book manager, and an affiliate of TD Securities (USA) LLC is an agent and lender under the 2012 Credit Facility. Affiliates of TD Securities (USA) LLC own a portion of the 2013 Notes.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us or the subsidiary guarantors; and

(b)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

The validity of the guarantee and the notes will be passed upon for us by Stinson Morrison Hecker LLP, Kansas City, Missouri and Weil, Gotshal & Manges LLP, New York, New York and for the underwriters by Simpson Thacher  & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements incorporated by reference in this prospectus supplement and the registration statement of which this prospectus supplement is a part from H&R Block, Inc. and its subsidiaries’ Annual Report on Form 10-K for the fiscal year ended April 30, 2012, and the effectiveness of H&R Block, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

PROSPECTUS

Block Financial LLC

Debt Securities

Fully and Unconditionally Guaranteed by H&R Block, Inc.

Block Financial LLC may offer and sell debt securities from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the debt securities being offered. A prospectus supplement may also add to or update information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you make your investment decision.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The applicable prospectus supplement will provide the specific terms of the plan of distribution.

Investing in our debt securities involves risks, including the risk factors described in H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the Securities and Exchange Commission, or the SEC, on June 26, 2012, H&R Block’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2012, filed with the SEC on September 5, 2012, H&R Block’s Current Report on Form 8-K, filed with the SEC on October 9, 2012, the risk factors described under the caption “Risk Factors” on page 4 of this prospectus and in any applicable prospectus supplement and/or the risk factors, if any, set forth in H&R Block’s other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as referenced in “Where You Can Find More Information” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, debt securities, as described in this prospectus and any accompanying prospectus supplement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein, as well as any accompanying prospectus supplement. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please refer to that agreement or document for a complete description of these matters.

You should read this prospectus and any accompanying prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to under the caption “Where You Can Find More Information.” Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of the applicable document. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus nor any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after the date of this prospectus or any such accompanying prospectus supplement. Any information in subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement.

We have not authorized anyone else to provide you with any other information. We are not making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to “Block Financial” and “the Company” are to Block Financial LLC, a Delaware limited liability company. References to “H&R Block” and “Guarantor” are to H&R Block, Inc., a Missouri corporation and Block Financial’s indirect parent company. Unless otherwise expressly stated herein or the context otherwise requires, references to “us,” “we” or “our” are collectively to Block Financial and H&R Block.

WHERE YOU CAN FIND MORE INFORMATION

H&R Block files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain important information that does not appear in this prospectus. You may read and copy materials on file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding H&R Block. H&R Block’s SEC filings can also be found on its website (www.hrblock.com). However, the information on H&R Block’s website is not incorporated by reference in, and is not a part of, this prospectus, any prospectus supplement, or H&R Block’s SEC filings.

Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that is filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information that Block Financial or H&R Block file later with the SEC may update and supersede the information in this prospectus and in the information we incorporate by reference. We incorporate by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities offered by this prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012;

•	H&R Block’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2012;

•

H&R Block’s Definitive Proxy Statement on Schedule 14A filed on July 31, 2012, as amended, but only to the extent that such information was incorporated by reference into H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012;

•	H&R Block’s Current Reports on Form 8-K filed on May 11, 2012, May 23, 2012, June 18, 2012, June 26, 2012, August 20, 2012, September 14, 2012, September 28, 2012 and October 9, 2012.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement). Requests for such documents should be directed to H&R Block’s principal executive office, located at:

H&R Block, Inc.

One H&R Block Way

Kansas City, Missouri 64105

Attention: Corporate Secretary

Telephone: (816) 854-3000

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents that we incorporate by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variations of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include, among others, estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made, and they are not guarantees of future performance or events. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ adversely and materially from those anticipated by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond our control and which are described in H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the SEC on June 26, 2012, H&R Block’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2012, filed with the SEC on September 5, 2012, H&R Block’s Current Report on Form 8-K, filed with the SEC on October 9, 2012, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and/or the risk factors, if any, set forth in H&R Block’s other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as referenced in “Where You Can Find More Information.” You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, the applicable prospectus supplement or the relevant incorporated document, you should not regard the inclusion of this information as a representation by us or any other person that the performance, events or developments described in those statements or objectives and plans will occur. For these reasons, we caution you against relying on forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus, the applicable prospectus supplement or the relevant incorporated document are made only as of the date of this prospectus, the applicable prospectus supplement or the relevant incorporated document, as the case may be, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes.

BLOCK FINANCIAL LLC

Block Financial is an indirect wholly-owned subsidiary of H&R Block. Block Financial was organized in May 1992 and was converted to a Delaware limited liability company in January 2008. Block Financial’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. Block Financial’s telephone number is (816) 854-3000.

THE GUARANTOR

H&R Block is the direct or indirect parent to subsidiaries that provide tax preparation and financial services. H&R Block’s Tax Services segment provides assisted income tax return preparation, digital tax solutions and other services and products related to income tax return preparation to the general public primarily in the United States and its territories, and also in Canada and Australia. This segment also offers financial services including the H&R Block Prepaid Emerald MasterCard® and Emerald Advance lines of credit through H&R Block Bank, along with other retail banking services. H&R Block’s Corporate operations include net interest margin and gains or losses relating to mortgage loans held for investment, real estate owned and residual interests in securitizations, along with interest expense on borrowings and other corporate expenses.

H&R Block was organized as a corporation in July 1955 under the laws of the State of Missouri. H&R Block’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. H&R Block’s telephone number is (816) 854-3000.

RISK FACTORS

Please carefully consider the risk factors described in H&R Block’s periodic and current reports filed with the SEC, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include or incorporate by reference in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, including refinancing of existing debt. The prospectus supplement relating to an offering may contain a more detailed or different description of the use of proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges for each of the periods indicated for H&R Block.

	Three Months ended July 31, 2012	Fiscal Year ended April 30,
		2012	2011	2010	2009	2008
Block Financial LLC (a)	—	—	—	—	—	—
H&R Block, Inc. (b)	—	4.5	4.7	5.2	4.9	4.4

(a) Fixed charges exceeded earnings by approximately $19 million for the three months ended July 31, 2012, approximately $3 million for the year ended April 30, 2012, approximately $52 million for the year ended April 30, 2011, approximately $17 million for the year ended April 30, 2010, approximately $99 million for the year ended April 30, 2009 and approximately $41 million for the year ended April 30, 2008.

(b) Fixed charges exceeded earnings by approximately $169 million for the three months ended July 31, 2012.

For purposes of calculating the ratio of adjusted earnings to fixed charges, (1) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (2) fixed charges consist of interest expense and the estimated interest portion of rents. Interest expense on uncertain tax positions has been excluded from fixed charges, as it is included as a component of income taxes in the consolidated financial statements.

DESCRIPTION OF DEBT SECURITIES

This prospectus sets forth some of the general terms and provisions of the debt securities. The particular terms of the debt securities and the extent, if any, to which such general provisions may apply to the debt securities so offered will be set forth in the applicable prospectus supplement relating to that series.

The debt securities will be general obligations of Block Financial and will be fully and unconditionally guaranteed by H&R Block. The debt securities and guarantees will be issued under an indenture, dated as of October 20, 1997 between Block Financial, H&R Block and Deutsche Bank Trust Company Americas, as trustee. We may appoint a different trustee for any additional series of debt securities, which trustee will be named in the prospectus supplement for that series. A copy of the indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following discussion of certain provisions of the indenture is a summary only and does not purport to be a complete description of the terms and provisions of the indenture.

For purposes of this “Description of Debt Securities” references to “we,” “us,” “our” or “the Company” are to Block Financial LLC only.

General

The indenture does not limit the aggregate principal amount of debt securities that we can issue under the indenture. The debt securities may be issued in one or more series as we may authorize from time to time. The specific terms relating to the offering will be set forth in the applicable prospectus supplement relating to that series. These terms will include some or all of the following:

•	the title of debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities of the series will bear interest, if any, or the method of determining such rate or rates;

•	the date or dates from which interest will accrue on the debt securities;

•	the interest payment dates on which we will pay interest or the method for determining the interest payment dates;

•	the record dates for the determination of holders of the debt securities to whom interest is payable (in the case of registered securities);

•	the basis upon which we will calculate interest if other than that of a 360-day year of twelve 30-day months;

•

the place or places of payment, if any, in addition to or instead of the corporate trust office of the trustee where we will pay the principal, premium, if any, and interest with respect to debt securities of the series;

•

the price or prices at which, the period or periods within which, and the terms and conditions upon which we may redeem the debt securities of the series, in whole or in part, at our option or otherwise;

•

our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series will be redeemed, purchased, or repaid, in whole or in part, pursuant to these obligations;

•

the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities of us, H&R Block or any other obligor and the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision in addition to or in lieu of those described herein;

•	the denominations in which we will issue the debt securities of the series (if other than denominations of $1,000 and any integral multiple thereof);

•

if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•

if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any date of determination for any purpose, including the principal amount that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date of determination (or, in such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including the addition of additional covenants that are subject to our covenant defeasance option;

•	the coin or currency or currencies or units of two or more currencies in which we will pay the principal of and premium, if any, and interest with respect to debt securities of the series;

•

if other than the full principal amount of the debt securities, the portion of the principal amount of debt securities of the series that will be payable upon declaration of acceleration or provable in bankruptcy;

•

the terms, if any, of any transfer, mortgage, pledge or assignment as security for the debt securities of the series and a description of the collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the indenture as currently in effect;

•

any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal of and interest on, those debt securities due and payable;

•

if the debt securities of the series are issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which the holders may exchange the global security in whole or in part for other individual debt securities in definitive registered form and the depositary for the global security;

•	any trustees, authenticating or paying agents, transfer agents or registrars;

•

the applicability of, and any addition to or change in the covenants and definitions currently set forth in the indenture or in the terms relating to permitted consolidations, mergers, or sales of assets, including conditioning any merger, conveyance, transfer or lease permitted by the indenture upon the satisfaction of an indebtedness coverage standard by us and any successor company;

•

the terms, if any, of any guarantee of the payment of principal, premium, if any, and interest on, debt securities of the series (other than the guarantee of H&R Block of debt securities issued by us described below) and any corresponding changes to the provisions of the indenture as currently in effect;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

•	with regard to debt securities of any series that do not bear interest, the dates for certain required reports to the trustee; and

•	any other terms of the debt securities of the series that are not prohibited by the indenture.

We will make payments of interest on the debt securities at the corporate trust office of the trustee for the applicable series or at our option by check mailed to the registered holders or, if so provided in the applicable prospectus supplement and in accordance with arrangements satisfactory to the trustee, at the option of a holder by wire transfer to an account designated by the holder.

Guarantees

H&R Block will fully and unconditionally guarantee to each holder of a debt security the due and punctual payment of the principal of, and any premium and interest on, the debt security, and the due and punctual payment of any sinking fund payments, when and as the same become due and payable, whether at stated maturity, by acceleration, by call for redemption or otherwise. H&R Block has:

•

agreed that its obligations under the guarantees in the event of an event of default will be as if it were principal debtor and not merely a surety, and will be absolute and unconditional, irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the indenture, any failure to enforce the provisions of any debt security of any series or the indenture, any waiver, modification or indulgence granted to us with respect thereto, by the holder of any of our debt securities of any series or by the trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor;

•

waived diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of us, any right to require a proceeding first against us, the benefit of discussion, protest or notice with respect to any debt security of us or the indebtedness evidenced thereby or with respect to any sinking fund payment required pursuant to the terms of such debt security issued under the indenture and all demands whatsoever; and

•

covenanted that the guarantee will not be discharged with respect to such debt security except by payment in full of the principal thereof and any premium and interest thereon or as otherwise provided in the indenture.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities that will be deposited with a depositary, or with a nominee for a depositary identified in the prospectus supplement relating to that series. In such case, one or more global securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor. We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities represented by a global security in the applicable prospectus supplement relating to that series.

Subordination

Debt securities of any series may be subordinated to our senior indebtedness to the extent set forth in the applicable prospectus supplement relating to that series. The prospectus supplement relating to each series of subordinated debt securities will describe the specific terms and conditions of the subordination.

Events of Default and Remedies

The debt securities of each series will be subject to certain “events of default” that will be set forth in the applicable prospectus supplement relating to that series.

Modification of the Indenture

H&R Block, the trustee and we may, unless otherwise set forth in the applicable prospectus supplement, enter into supplemental indentures without the consent of the holders of the applicable series of debt securities for one or more of the following purposes:

•

to evidence the succession of another person to us or H&R Block pursuant to the provisions of the indenture relating to consolidations, mergers, and sales of assets and the assumption by the successor of the covenants, agreements, and obligations of us or H&R Block in the indenture and in the debt securities;

•

to surrender any right or power conferred upon us or H&R Block by the indenture, to add to the covenants of us or H&R Block such further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities we consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance of a default in any of such additional covenants, restrictions, conditions, or provisions, a default or an event of default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition, or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the occurrence of the default, may limit the remedies available to the trustee upon the occurrence of the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

•

to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture, or in any debt securities that may be defective or inconsistent with any other provision contained in the indenture, in any supplemental indenture or in the debt securities; to convey, transfer, assign, mortgage, or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as do not adversely affect the interests of any holders of debt securities of any series;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•

to add or change any of the provisions of the indenture to change or eliminate any restrictions on the payment of principal, premium, if any, or interest with respect to registered debt securities so long as any such action does not adversely affect the interest of the holders of debt securities in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

•	to comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions;

•	to add additional guarantees with respect to the debt securities or to secure the debt securities;

•	to make any change that does not adversely affect the rights of any holder;

•

to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt securities of any series created prior to the execution of the supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (2) become effective only when there is no such debt security outstanding;

•

to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture that are necessary to provide for or facilitate the administration of the indenture by more than one trustee; and

•	to establish the form or terms of debt securities of any series.

With the consent of the holders of a majority of the then outstanding principal amount of the debt securities of each affected series, we, H&R Block and the trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the debt securities of that series; provided that no such supplemental indenture, without the consent of the holders of each debt security so affected, will:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt security;

•	reduce the principal of or extend the stated maturity of any debt security;

•	reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or will be redeemed;

•	make any debt security payable in a currency other than that stated in the debt security;

•	in the case of any subordinated debt security, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under those provisions;

•	release any security that may have been granted with respect to the debt securities; or

•	make any change in the provisions of the indenture relating to directing the trustee and waiving defaults or amendments that require unanimous consent.

Certain Covenants

Limitation on Liens. The debt securities of each series will be subject to such limitation on liens covenant, if any, as is set forth in the applicable prospectus supplement relating to that series.

Ownership of the Company. So long as any of the debt securities are outstanding and subject to the rights of the Company and H&R Block under the applicable “Consolidation, Merger and Sale of Assets” provisions referred to below, H&R Block will continue to own, directly or indirectly, all of our outstanding voting shares.

Consolidation, Merger and Sale of Assets

Neither H&R Block nor we may consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of our assets, except under the conditions that will be set forth in the applicable prospectus supplement.

Satisfaction and Discharge of the Indenture; Defeasance

The indenture will generally cease to be of any further effect with respect to a series of debt securities if:

•	we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•

all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we have deposited with the trustee as trust funds the entire amount in the currency in which the debt securities are denominated sufficient to pay at maturity or upon redemption all of those debt securities; including principal and premium, if any, and interest due or to become due on such date of maturity or redemption date.

In either case, we must also pay or cause to be paid all other sums payable by us under the indenture.

In addition, we have a “legal defeasance option” that generally permits us to terminate, with respect to the debt securities of any particular series, all of our obligations under those debt securities and the indenture with respect to those debt securities. If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities cannot be accelerated because of an event of default.

We also have a “covenant defeasance option,” which if exercised with respect to any series of debt securities, modifies certain specified provisions in the indenture with respect to that series of debt securities, including modifying the covenant with respect to consolidation, merger, sale or conveyance to remove the absence of an event of default as one of the conditions under that covenant. In addition, if we exercise our covenant defeasance option with respect to any series of debt securities, payment of those debt securities cannot be accelerated because of certain events of default specified in the indenture, including (i) the event of default with respect to the failure on the part of H&R Block or us duly to observe or perform any covenants or agreements (other than with respect to the payment of principal, premium, if any, interest or sinking fund payments) on the part of H&R Block or us in the debt securities of the applicable series, in any resolution of the board of directors authorizing the issuance of the applicable series of debt securities, in the indenture with respect to that series or in the supplemental indenture with respect to that series after a specified cure period, (ii) the event of default with respect to indebtedness of H&R Block or any Subsidiary of H&R Block not being paid within a specified cure period after final maturity or being accelerated by the holders thereof because of a default, subject to a specified monetary threshold and cure period, and (iii) any other event of default provided for in the applicable prospectus supplement relating to that series.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if, among other things:

•

we irrevocably deposit in trust with the trustee money or United States government securities for the payment of the principal, premium, if any, and interest with respect to those debt securities to maturity or redemption, as the case may be;

•

we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government securities plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of those series to maturity or redemption, as the case may be;

•

91 days after the deposit is made and during that 91-day period no default relating to the bankruptcy, insolvency, winding-up or liquidation of us or H&R Block occurs that is continuing at the end of that period;

•	no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

•

the deposit does not constitute a default under any other agreement binding on us or H&R Block, and, in the case of subordinated debt securities, is not prohibited by the provisions of the indenture relating to subordination;

•

we deliver to the trustee an Opinion of Counsel (as defined in the indenture) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

•

in the event of the legal defeasance option, we deliver to the trustee an Opinion of Counsel stating that (i) we have received from the Internal Revenue Service a ruling, or (ii) since the date of the indenture there has been a change in the applicable Federal income tax law, in either case of the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•

in the event of the covenant defeasance option, we deliver to the trustee an Opinion of Counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

•

we deliver to the trustee an Officers’ Certificate (as defined in the indenture) and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of such series, as contemplated by the indenture, have been complied with.

The trustee will hold in trust the money or U.S. government securities deposited with it as described above and will apply the deposited money and the money from the U.S. government securities to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series. In the case of subordinated debt securities, the money and U.S. government securities so held in trust will not be subject to the subordination provisions of the indenture.

The Trustee

We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business and the trustee may own debt securities.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities covered by this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any series of debt securities to be offered in the applicable prospectus supplement relating to that series.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Stinson Morrison Hecker LLP, Kansas City, Missouri, and Weil, Gotshal & Manges LLP, New York, New York. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus and the registration statement of which this prospectus is a part from H&R Block Inc. and subsidiaries’ Annual Report on Form 10-K for the fiscal year ended April 30, 2012, and the effectiveness of H&R Block Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

$

Block Financial LLC

    % Notes due

Fully and unconditionally guaranteed by

H&R Block, Inc.

Prospectus supplement

Joint bookrunners

J.P. Morgan	Crédit Agricole CIB	SunTrust Robinson Humphrey	TD Securities

October     , 2012